Exhibit 3.4

                                A G R E E M E N T


         AGREEMENT, dated as of August , 1996, Renaissance Capital Partners II, Ltd., a Texas limited partnership ("Renaissance"), Joel Friedman, Edward Friedman and Jennifer Friedman (the "Holders").


         A. The undersigned Holders are the holders of all of the outstanding shares of Series A Preferred Stock, par value $1.00 per share (the "Series A Stock"), of Consolidated Health Care Associates, Inc., a Nevada company (the "Company"), holding the number of shares of Series A Stock listed opposite their signatures below.


         B. Renaissance is the holder of 500,000 shares of Series B Preferred Stock of the Company, par value $1.00 per share (the "Series B Stock"), constituting all of the Series B Stock outstanding.


         C. The Company has issued shares of Common Stock of the Company, par value $0.012 per share (the "Common Stock") for consideration as low as $0.25 per share and may be deemed to have issued shares of Common Stock without consideration in connection with the renegotiation of certain financial obligations of the Company.


         D.   Notwithstanding   anything  to  the  contrary   contained  in  the
Certificate of Designation of Preferred Stock of the Company,


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filed  October 24, 1994 with the  Secretary of State of the State of Nevada (the
"Certificate of Designations"), or any other document or agreement to which the Company or any of the Holders is a party, the Holders agree that the conversion price (as that term is used in the Certificate of Designations with respect to the Series A Stock and Series B Stock, respectively) of the Series A Stock shall be $0.57 per share and the conversion price of the Series B Stock shall be $0.25 per share, until further adjusted in accordance with the terms of the Certificate of Designations.

         E. No adjustment shall be made to the conversion price of the Series A Stock or the Series B Stock in respect of the issuance after the date hereof of shares of Common Stock below the respective conversion prices set forth in the preceding paragraph, if such issuance is pursuant to the terms of any agreement in writing of the Company as in effect on the date hereof.

         F. The Holders acknowledge that the agreement set forth herein is in the best interests of the Company and will substantially enhance the value of the Holder's investment in the Company and that, accordingly, the Holders have received good and valuable consideration for their agreement set forth herein.

         G. Nothing in this Agreement shall be deemed a waiver of the rights of the Holders under the Certificate of Designations or otherwise to adjustment of the conversion price of the Series A Stock or the Series B Stock, as the case may be, by reason of any issuance of Common Stock of the Company after the date of this Agreement. Nothing in this Agreement shall be deemed to


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

waive or modify any provision of the Certificate of Designation, except to the extent expressly set forth herein.

         H. This Agreement shall inure to the benefit of and be binding upon the Company and the Holders and their respective successors and assigns.


         IN WITNESS WHEREOF, the Holders have executed this Agreement as of the date written above.


1,195,984 Shares of                RENAISSANCE CAPITAL PARTNERS
Series A Preferred Stock           II, LTD.

                                   By:/s/ Vance M. Arnold
                                      --------------------------
                                   Name:  Vance M. Arnold
                                   Title: Executive Vice President


15,661 Shares of                   /s/ Joel Friedman
Series A Preferred Stock               -----------------
                                       Joel Friedman


7,380 Shares of                    /s/ Edward Friedman
Series A Preferred Stock           -------------------
                                       Edward Friedman


7,380 Shares of                    /s/ Jennifer Friedman
Series A Preferred Stock           ---------------------
                                       Jennifer Friedman


ACKNOWLEDGED AND AGREED TO:

CONSOLIDATED HEALTH CARE
ASSOCIATES, INC.


By: /s/ Robert M. Whitty
   ----------------------------
Name:  Robert M. Whitty
Title: President


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